                                                                     EXHIBIT 12


        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       AND
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                         SIX MONTHS ENDED JUNE 26, 1999
                                   (Unaudited)

                                                                       RATIO OF
                                                                       EARNINGS
                                                                          TO
                                                                       COMBINED
                                                                         FIXED
                                                           RATIO OF     CHARGES
                                                           EARNINGS       AND
                                                              TO      PREFERRED
                                                            FIXED        STOCK
(Dollar amounts in millions)                               CHARGES    DIVIDENDS
                                                           --------    --------
Net earnings ...........................................   $  1,937    $  1,937
Provision for income taxes .............................        655         655
Minority interest in net earnings of consolidated
 affiliates ............................................         33          33
                                                           --------    --------
Earnings before provision for income taxes and
 minority interest .....................................      2,625       2,625
                                                           --------    --------
Fixed charges:
  Interest .............................................      4,263       4,263
  One-third of rentals .................................        165         165
                                                           --------    --------
Total fixed charges ....................................      4,428       4,428
                                                           --------    --------
Less interest capitalized, net of amortization .........         48          48
                                                           --------    --------
Earnings before provision for income taxes and
 minority interest, plus fixed charges .................   $  7,005    $  7,005
                                                           ========    ========

Ratio of earnings to fixed charges .....................       1.58
                                                           ========


Preferred stock dividend requirements ..................               $     50
Ratio of earnings before provision for income taxes to
 net earnings ..........................................                   1.34
Preferred stock dividend factor on pre-tax basis .......                     67
Fixed charges ..........................................                  4,428
                                                                       --------
Total fixed charges and preferred stock dividend
 requirements ..........................................               $  4,495
                                                                       ========
Ratio of earnings to combined fixed charges and
 preferred stock dividends .............................                   1.56
                                                                       ========


For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.


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